UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): May 27, 2011
EXPRESS SCRIPTS, INC.
(Exact Name of Registrant as Specified in its Charter)

DELAWARE (State or Other Jurisdiction of Incorporation or Organization)	0-20199 (Commission File Number)	43-1420563 (I.R.S. Employer Identification No.)

One Express Way, St. Louis, MO (Address of Principal Executive Offices)	63121 (Zip Code)
Registrant’s telephone number including area code: 314-996-0900
No change since last report
(Former Name or Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On May 27, 2011, Express Scripts, Inc. (the “Company”) entered into two letter agreements (together, the “ASR Agreements”) with Morgan Stanley & Co. Incorporated (“Morgan Stanley”) to purchase shares of its common stock for an aggregate purchase price of $1,750 million (“Purchase Price”), pursuant to the Company’s share repurchase program approved by the Company’s Board of Directors. The Company will finance the repurchases with cash on hand, including with the proceeds from its recently completed offering of $1,500 million in aggregate principal amount of 3.125% Senior Notes due 2016. The Company expects to cancel the repurchased shares.
When the Company pays the Purchase Price on May 27, 2011, it will receive from Morgan Stanley approximately 29.4 million shares of the Company’s common stock (the “Initial Shares”), which number is equal to the Purchase Price divided by the closing stock price of the Company’s common stock on the Nasdaq Global Select Market on May 26, 2011. At the end of the valuation period under each ASR Agreement, there will be a settlement adjustment, such that (i) Morgan Stanley will deliver to the Company a number of shares equal to the Purchase Price divided by a discounted arithmetic mean of the daily volume-weighted average prices per share of the Company’s common stock during the ASR Agreements’ respective valuation periods (each such price at the end of the relevant valuation period, the “Forward Price”), minus the number of Initial Shares; or (ii) if such difference is less than zero, then the Company will be obligated to deliver to Morgan Stanley (x) the number of shares equal to such difference, plus certain additional shares in an amount fixed in the ASR Agreements at a certain percentage of such difference, or, at the Company’s option, (y) the value of such shares in cash, as calculated pursuant to the terms of, and paid pursuant to the procedures set forth in, the ASR Agreements.
The valuation periods in the ASR Agreements begin on June 1, 2011, and are expected to end in the fourth quarter of 2011. However, Morgan Stanley may accelerate the end of the valuation periods, either in full or partially, under either ASR Agreement to an earlier date. Certain events, such as market disruption events, legal, regulatory or self-regulatory requirements or related policies and procedures, and certain extraordinary corporate events that do not result in termination of the transactions, may result in the valuation periods being extended.
The ASR Agreements are subject to terms customary for similar agreements, including providing for the effects of extraordinary corporate transactions and setting forth circumstances under which the agreement may be terminated early, including if the price of the Company’s common stock falls below a threshold price set forth in the ASR Agreements. Such terms include, but are not limited to:
•	the required timing of delivery of shares,

•	the specific circumstances under which Morgan Stanley is permitted to make adjustments to the valuation periods;

•	the specific circumstances under which the share repurchases may be terminated early,

•	the specific circumstances under which Morgan Stanley may deliver fewer than the specified number of shares, and

•	various acknowledgments, representations and warranties made by the Company and Morgan Stanley to one another.
The foregoing description of the ASR Agreements is qualified in its entirety by reference to the form of ASR Agreement, a copy of which is attached as Exhibit 10.1 and is incorporated herein by reference.

In connection with the ASR Agreements, Morgan Stanley may buy or sell the Company’s common stock or derivative securities in hedging transactions, and may be active in the market for the Company’s common stock other than in connection with hedging activities in relation to the transaction. Morgan Stanley and its affiliates have performed, and may in the future perform, various banking and other financial advisory services for the Company and its subsidiaries for which they have received, and will receive, customary fees and expenses.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The disclosure provided under Item 1.01 above is hereby incorporated by reference.
Item 7.01 Regulation FD Disclosure
     On May 27, 2011, Express Scripts, Inc. issued a press release announcing its entry into two accelerated share repurchase transactions. The press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.
     This information is furnished pursuant to Item 7.01 of Form 8-K and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act except as shall be expressly set forth by specific reference in such filing.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Express Scripts, Inc.
By	/s/ Keith J. Ebling
	Name:	Keith J. Ebling
	Title:	Executive Vice President and General Counsel

Dated: May 27, 2011

EXHIBIT INDEX

Exhibit No.	Description
10.1	Form of Confirmation relating to a Fixed Notional Accelerated Share Repurchase Transaction between Express Scripts, Inc. and Morgan Stanley & Co. Incorporated.

99.1	Press Release, dated May 27, 2011.